Exhibit 10.7

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is entered into on and effective as of 4/22/2021 (the “Effective Date”), by and between Dhritiman Saha (the “Executive”) and The Container Store Group, Inc., a Delaware corporation (“Parent”), and any of its subsidiaries and affiliates as may employ the Executive from time to time (collectively, and together with any successor thereto, the “Company”).

RECITALS

WHEREAS, the Company desires to assure itself of the services of the Executive by engaging the Executive to perform services on the terms and subject to the conditions set out in this Agreement; and

WHEREAS, the Executive desires to provide services to the Company on the terms and subject to the conditions set out in this Agreement.

NOW, THEREFORE, in consideration of the foregoing and of the respective covenants and agreements set forth below, the parties hereto, intending to be legally bound hereby, agree as follows:

ARTICLE I.
DEFINED TERMS

1.1Previously Defined Terms. As used herein, each term defined in the first paragraph and recitals of this Agreement shall have the meaning set forth above.

1.2Definitions. As used herein, the following terms shall have the following respective meanings:

(a)“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, such Person. As used in the preceding sentence, “control” has the meaning given such term under Rule 405 of the Securities Act of 1933, as amended.

(b)“Annual Base Salary” has the meaning set forth in Section 3.1.

(c)“Annual Bonus” has the meaning set forth in Section 3.3.

(d)“Annual Equity Award” has the meaning set forth in Section 3.4.

(e)“Board” means the Board of Directors of Parent.

(f)The Company shall have “Cause” to terminate the Executive’s employment hereunder upon the occurrence of any one or more of the following events: (i) a material breach by the Executive of any material provision of this Agreement which is not corrected by the Executive within thirty (30) days after receipt of written notice from the Company specifying such breach, to the extent such breach is capable of cure; (ii) the

Executive’s conviction of, or entry by the Executive of a guilty or nolo contendere plea to, the commission of a felony or a crime involving moral turpitude, other than vicarious liability or traffic violations; (iii) the Executive’s intentional breach of Company policies constituting theft or embezzlement from the Company or any of its customers or suppliers; or (iv) the Executive’s gross neglect or intentional misconduct in connection with the performance of any material portion of the Executive’s duties (which, in the case of the Executive’s gross neglect, is not corrected by the Executive within thirty (30) days after receipt of written notice from the Company specifying such neglect, to the extent that such neglect is capable of cure).

(g)“Change in Control” has the meaning set forth in the Company’s Amended and Restated 2013 Incentive Award Plan, provided that such event also constitutes a “change in control event,” as defined in Treasury Regulation Section 1.409A-3(i)(5).

(h)“Change in Control Period” means the period beginning on the date of a Change in Control and ending on the first (1st) anniversary of such Change in Control.

(i)“CIC Continuation Period” has the meaning set forth in Section 5.3.

(j)“Code” means the United States Internal Revenue Code of 1986, as amended.

(k)“Compensation Committee” means the Compensation Committee of the Board.

(l)“Competitive Business” has the meaning set forth in Section 6.1.

(m)“Continuation Period” has the meaning set forth in Section 5.2.

(n)“Credit Agreement” means the Credit Agreement, entered into as of April 6, 2012, among the Company, the Guarantors (as defined therein) party thereto, the Lenders (as defined therein), JPMorgan Chase Bank, N.A., and the other parties thereto, as amended from time to time.

(o)“Date of Termination” means: (i) if the Executive’s employment is terminated by the Executive’s death, the date of death; (ii) if the Executive’s employment is terminated pursuant to Sections 4.1(b)–(f), either the date indicated in the Notice of Termination or the date specified by the Company pursuant to Section 4.2, whichever is earlier; or (iii) if the Executive’s employment is terminated due to the expiration of the Term under Section 2.2, the date of expiration of the Term.

(p)“Disability” means the Executive’s incapacity to perform the essential duties of the Executive’s position for any six (6) months (whether or not consecutive) during any twelve (12) month period due to the Executive’s physical or mental illness, as determined by a physician mutually acceptable to, and agreed to in good faith by, a majority of the Board and the Executive.

(q)“Equity Award” has the meaning set forth in Section 4.3.

(r) “Fiscal Year” means the fiscal year of the Company, as in effect from time to time.

(s)The Executive shall have “Good Reason” to resign from the Executive’s employment hereunder upon the occurrence of any one or more of the following events without the Executive’s prior written consent: (i) an adverse change in the Executive’s title or reporting line or the Executive’s material duties, authorities or responsibilities; (ii) the assignment to the Executive of duties materially inconsistent with the Executive’s position; (iii) a material breach by the Company of any material provision of this Agreement; (iv) a reduction of the Executive’s Annual Base Salary or benefits hereunder (other than any such reduction by no more than 10% of the Executive’s Annual Base Salary which is part of, and generally consistent with, a general reduction affecting other similarly situated executives of the Company) or Annual Bonus opportunity (it being understood that the Performance Targets shall be determined annually by the Board); (v) failure of the Company to pay any portion of the Annual Base Salary or Annual Bonus otherwise payable to the Executive or to provide the benefits set forth in Section 3.5 (other than as provided in clause (iv) above); or (vi) the Company’s requiring the Executive to be headquartered at any office or location more than fifty (50) miles from Coppell, Texas, except for required travel on the Company’s business to an extent substantially consistent with the Executive’s present business travel obligations. Notwithstanding the foregoing, the Executive may not resign from employment for Good Reason unless: (A) the Executive provides the Company with at least sixty (60) days prior written Notice of Termination of the Executive’s intent to resign for Good Reason and (B) the Company has not corrected the circumstances constituting Good Reason prior to the Date of Termination specified in the Notice of Termination; provided, that such Notice of Termination may not be given later than ninety (90) days after the initial occurrence of the event constituting Good Reason.

(t)“Health Gross-Up Payment” means an additional amount equal to the federal, state and local income and payroll taxes that the Executive incurs on each monthly Health Payment.

(u)“Health Payment” means the monthly premium amount paid by the Executive pursuant to Section 5.2.

(v)“Notice of Termination” has the meaning set forth in Section 4.2.

(w)“Performance-Based Awards” has the meaning set forth in Section 5.1.

(x)“Performance Measurement Date” has the meaning set forth in Section 5.1.

(y)“Performance Target” has the meaning set forth in Section 3.3.

(z)“Person” means an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, governmental authority or other entity of whatever nature.

(aa)“Proprietary Information” has the meaning set forth in Section 7.1.

(bb)“Pro-Ration Fraction” has the meaning set forth in Section 5.1.

(cc)“Qualifying Termination” has the meaning set forth in Section 5.2.

(dd)“Restricted Period” has the meaning set forth in Section 6.1.

(ee)“Section 409A” means Section 409A of the United States Internal Revenue Code of 1986, as amended, and the Department of Treasury regulations and other interpretive guidance issued with respect thereto.

(ff)“Sign-On Bonus” has the meaning set forth in Section 3.2.

(gg)“Start Date” means a date agreed between the Company and the Executive, which shall not be later than May 13, 2021, on which the Executive commences employment hereunder.

(hh)“Term” has the meaning set forth in Section 2.2.

(ii)“Time-Based Awards” has the meaning set forth in Section 5.1.

ARTICLE II.
EMPLOYMENT

2.1Employment of Executive. The Company hereby agrees to employ the Executive, and the Executive agrees to be employed by the Company, on the terms and subject to the conditions herein provided.

2.2Term. The term of employment under this Agreement (the “Term”) shall be for the period beginning on the Start Date and ending on the third anniversary of the Start Date, unless earlier terminated as provided in Section 4.1.

2.3Position and Duties. During the Term, the Executive shall serve as the Company’s Executive Vice President, Chief Information Officer, with such customary responsibilities, duties and authority as may from time to time be assigned to the Executive by the Chief Executive Officer. Such duties, responsibilities and authority may include services for one or more subsidiaries or Affiliates of the Company. The Executive shall report to the Chief Executive Officer. The Executive shall devote substantially all of the Executive’s working time and efforts to the business and affairs of the Company. The Executive agrees to observe and comply with the Company’s rules and policies, as the same may be adopted and amended from time to time.

ARTICLE III.
COMPENSATION AND RELATED MATTERS

3.1Annual Base Salary. During the Term, the Executive shall receive a base salary at a rate of $425,000 per annum, which shall be paid in accordance with the customary payroll practices of the Company, subject to review annually for possible increase, but not decrease (other than any decrease that would not constitute Good Reason), in the Board’s discretion (the “Annual Base Salary”).

3.2Sign-On Bonus. The Executive shall receive a lump sum cash sign-on bonus of $150,000 (the “Sign-On Bonus”), on the Start Date. If, prior to the second (2nd) anniversary of the Start Date, the Executive’s employment is terminated by the Company for Cause or by the Executive other than for Good Reason, the Executive agrees to repay to the Company the net- after tax amount of the Sign-On Bonus within thirty (30) days following such termination of employment.

3.3Annual Bonus. With respect to each Fiscal Year that ends during the Term, the Executive shall be eligible to receive an annual cash bonus (the “Annual Bonus”) based upon Company annual EBITDA and/or other financial and non-financial performance targets (the “Performance Targets”), established by the Board; provided that if any such Performance Target is based on Company annual EBITDA, EBITDA shall be determined in the same manner, and with the same adjustments, as Consolidated EBITDA is determined for purposes of the Credit Agreement. The target Annual Bonus shall be 50% of the Annual Base Salary and the maximum Annual Bonus shall be 100% of the Annual Base Salary. The amount of the Annual Bonus shall be based upon the Company’s attainment of the Performance Targets, as determined by the Board (or any authorized committee of the Board). If the percentile level of achievement of a Performance Target is between two levels, the amount earned shall be determined on the basis of a straight-line interpolation between such levels. Each such Annual Bonus shall be payable within thirty (30) days following the completion of the audited financials for the Fiscal Year to which such Annual Bonus relates, but in any event within the period required by Section 409A such that it qualifies as a “short-term deferral” pursuant to Section 1.409A-1(b)(4) of the Department of Treasury Regulations. The Annual Bonus in respect of the 2021 Fiscal Year shall be prorated (calculated as the Annual Bonus that would have been paid for the entire 2021 Fiscal Year multiplied by a fraction, the numerator of which is equal to the number of days the Executive worked during the 2021 Fiscal Year, and the denominator of which is equal to the total number of days in the 2021 Fiscal Year). Notwithstanding the foregoing, except as set forth in Article V, no bonus shall be payable with respect to any Fiscal Year unless the Executive remains continuously employed with the Company during the period beginning on the Start Date and ending on the last day of such Fiscal Year.

3.4Annual Equity-Based Compensation. During the Term, the Executive shall be eligible to receive an annual grant of an equity-based compensation award (an “Annual Equity Award”) at the same time annual equity-based compensation awards are granted to other senior executives of the Company, which is currently on or around June 1 of each year. The amount and form of the Executive’s Annual Equity Awards and the applicable performance targets thereunder shall be determined in or prior to the applicable Fiscal Years and each such equity award shall have a target grant date value that is not less than seventy percent (70%) of the Annual Base Salary. If the percentile level of achievement of a performance target is between two levels, the amount earned shall be determined on the basis of a straight-line interpolation between such levels. Set forth on Exhibit A hereto are the terms and structure of the Annual Equity Award to be made in respect of the 2021 Fiscal Year. Each Annual Equity Award will be subject to approval by the Board (or any authorized committee of the Board) and to the terms and conditions of The Container Store Group, Inc. Amended and Restated 2013 Incentive Award

Plan and of the applicable award agreement to be entered into between the Executive and the Parent and pursuant to which the Annual Equity Award will be granted.

3.5Benefits. During the Term, the Executive shall be entitled to the following benefits: (a) participation in the Company’s employee health and welfare benefit plans and programs and arrangements which are applicable to the Company’s senior executives as may be adopted by the Company from time to time, subject to the terms and conditions of the applicable employee benefit plan, program or arrangement, and (b) indemnification and/or directors and officers liability insurance coverage insuring the Executive against insurable events which occur while the Executive is a director or executive officer of the Company, on terms and conditions that are comparable to those then provided to other current or former directors or executive officers of the Company.

3.6Vacation and Holidays. During the Term, the Executive shall be entitled to paid vacation and holidays in accordance with the Company’s policies applicable to senior executives of the Company, provided that the Executive shall be entitled to paid vacation of no less than four (4) weeks for each full Fiscal Year during the Term. Any vacation shall be taken at the reasonable and mutual convenience of the Company and the Executive.

3.7Expenses. During the Term, the Company shall reimburse the Executive for all reasonable travel and other business expenses incurred by the Executive in the performance of the Executive’s duties to the Company in accordance with the Company’s expense reimbursement policy.

3.8Lifetime Executive Discount. During the Term and following the Date of Termination, the Executive shall be entitled to a sales discount on the Company’s products that is the same as the sales discount afforded to executives of the Company (as may be modified from time to time).

ARTICLE IV.
TERMINATION

4.1Circumstances. During the Term, the Executive’s employment hereunder may be terminated by the Company or the Executive, as applicable, without any breach of this Agreement only under the following circumstances:

(a)Death. The Executive’s employment hereunder shall terminate upon the Executive’s death.

(b)Disability. If the Executive has incurred a Disability, the Company may terminate the Executive’s employment due thereto.

(c)Termination for Cause. The Company may terminate the Executive’s employment for Cause.

(d)Termination without Cause. The Company may terminate the Executive’s employment without Cause.

(e)Resignation for Good Reason. The Executive may resign from the Executive’s employment for Good Reason.

(f)Resignation without Good Reason. The Executive may resign from the Executive’s employment without Good Reason.

4.2Notice of Termination. Any termination of the Executive’s employment by the Company or by the Executive pursuant to Section 4.1 (other than termination due to death pursuant to Section 4.1(a)) shall be communicated by a written notice to the other party hereto. Such written notice (a “Notice of Termination”) shall: (a) indicate the specific termination provision in this Agreement relied upon; and (b) specify a Date of Termination which, (i) if submitted by the Executive, shall be at least sixty (60) days, but no more than six (6) months, following the date of such notice and (ii) if submitted by the Company in connection with a termination of employment by the Company without Cause, shall be at least thirty (30) days following the date of such notice. Notwithstanding the foregoing, the Company may, in its sole discretion, change the Executive’s proposed Date of Termination to any date following the Company’s receipt of the Executive’s Notice of Termination and prior to the date specified in such Notice of Termination. A Notice of Termination submitted by the Company in connection with a termination of employment by the Company for Cause may provide for a Date of Termination on the date the Executive receives the Notice of Termination, or any date thereafter chosen by the Company in its sole discretion; provided that, notwithstanding the foregoing, any Notice of Termination submitted by the Company in connection with a termination of the Executive’s employment for Cause within the meaning of Section 1.2(e)(i) (due to the Executive’s material breach of any material provision of this Agreement) or Section 1.2(e)(iv) (due to the Executive’s gross neglect in connection with the performance of any material portion of the Executive’s duties) shall indicate a Date of Termination that is at least thirty (30) days following the date of such notice, provided that such breach is capable of cure. The failure by the Company or the Executive to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Cause, Good Reason or Disability shall not waive any right of the Company or the Executive hereunder or preclude the Company or the Executive from asserting such fact or circumstance in enforcing the Company’s or the Executive’s rights hereunder; provided that a Notice of Termination submitted by the Executive of the Executive’s intent to resign for Good Reason may not be given later than ninety (90) days after the initial occurrence of the event constituting Good Reason.

4.3Company Obligations upon Termination. Upon termination of the Executive’s employment, the Executive (or, in the event of the Executive’s death, such person as the Executive shall designate prior to the Executive’s death in a written notice to the Company or, if no such person is designated, the Executive’s estate) shall be entitled to receive: (a) any amount of the Annual Base Salary through the Date of Termination not theretofore paid; (b) any reimbursement of expenses incurred through the Date of Termination owing to the Executive under Section 3.7; (c) any accrued but unused vacation pay owed to the Executive pursuant to Section 3.6; and (d) any amount arising from the Executive’s participation in, or benefits under, any employee benefit plans, programs or arrangements under Section 3.5, which amounts shall be payable in accordance with the terms and conditions of such employee benefit plans, programs or arrangements (including, if applicable, any death benefits). Except as otherwise set forth in Sections 5.1, 5.2 and 5.3 below, the payments and benefits described in this Section 4.3 shall be the only payments and benefits payable in the event of the Executive’s termination of employment for any reason (other than, for the avoidance of doubt, any payments or benefits to which the Executive is entitled by virtue of the Executive being a stockholder of the Company) and any equity-based awards (each, an “Equity Award”) the Executive holds on the Date of Termination shall be treated as provided in the applicable plan or award agreement. The amounts in subsections (a)-(c) above shall be paid within sixty (60) days after the Date of Termination or, if earlier, on or before the time required by law, but in any event within the period required by Section 409A such that it qualifies as a “short-term deferral” pursuant to Section 1.409A-1(b)(4) of the Department of Treasury Regulations.

ARTICLE V.
SEVERANCE PAYMENTS

5.1Termination due to Death or Disability. If the Executive’s employment is terminated pursuant to Section 4.1(a) due to the Executive’s death or Section 4.1(b) due to the Executive’s Disability, then, notwithstanding the last sentence of Section 3.3, in addition to the amounts set forth in Section 4.3, (a) all Equity Awards that are held by the Executive on the Date of Termination and on such date are unvested and subject to only time-based vesting conditions (“Time-Based Awards”) shall vest and, if applicable, become exercisable with respect to a number of Company shares equal to the number of Company shares that are scheduled to vest on the next scheduled time-vesting date multiplied by a fraction (the “Pro-Ration Fraction”), the numerator of which is the number of days from the last time-vesting date and through the Date of Termination and the denominator of which is the total number of days from the last time-vesting date through and including the next scheduled time-vesting date, and all remaining Time-Based Awards (for the avoidance of doubt, not including any Equity Awards that were already vested prior to the Date of Termination) shall be forfeited on the Date of Termination, (b) all Equity Awards that are held by the Executive on the Date of Termination and on such date are unvested and subject to performance-vesting conditions, which, for the avoidance of doubt, shall include any Equity Awards with respect to which the level of achievement of applicable performance targets has not yet been determined by the Board or applicable subcommittee thereof, whether or not the applicable period over which such targets are measured ends after, or ended before, the Date of Termination (“Performance-Based Awards”) shall remain outstanding and eligible to vest and, if applicable, become exercisable, on the date as of which such level of achievement is determined (the “Performance Measurement Date”) in a number of Company shares based on the actual level of achievement of the performance targets as determined on the Performance Measurement Date, multiplied by the Pro-Ration Fraction, and all remaining Performance-Based Awards (for the avoidance of doubt, not including any Equity Awards that were already vested prior to the Date of Termination) shall be forfeited on the Performance Measurement Date and (c) the Company shall pay to the Executive (or, in the case of the Executive’s death, to such person as the Executive shall designate prior to the Executive’s death in a written notice to the Company or, if no such person is designated, the Executive’s estate) a prorated amount of the Annual Bonus for the Fiscal Year in which the Date of Termination occurs that the Executive would have received to the extent the Executive remained employed through the end of the Fiscal Year in which the Date of Termination occurred based on the Company’s actual attainment of the applicable Performance Targets (prorated based on the number days that the Executive is employed by the Company during the Fiscal Year in which the Date of Termination occurs), payable at the same time such Annual Bonus would have been paid had the Executive remained employed through the end of the Fiscal Year in which the Date of Termination occurs but in any event within the period required by Section 409A such that it qualifies as a “short-term deferral” pursuant to Section 1.409A-1(b)(4) of the Department of Treasury Regulations (but in no event earlier than January 1, or later than December 31, of the calendar year immediately following the calendar year in which the Date of Termination occurs).

5.2Termination without Cause; Resignation for Good Reason. If the Executive’s employment is terminated by the Company without Cause pursuant to Section 4.1(d), or the Executive resigns from employment for Good Reason pursuant to Section 4.1(e) (each such event a “Qualifying Termination”), and such Qualifying Termination does not occur during a Change in Control Period, then, in addition to the amounts set forth in Section 4.3, (i) the Company shall pay the Executive an amount equal to 1.5 times the Annual Base Salary as in effect immediately prior to the Date of Termination (but prior to any reduction that constitutes Good Reason) payable in equal installments in accordance with the Company’s payroll practices (disregarding, however, any past or future changes in the Company’s payroll practices that would result in an impermissible change in the timing of payments under this provision for purposes of Section 409A), during the eighteen- (18-) month period beginning on the first payroll date that follows the thirtieth (30th) day following the Date of Termination, (ii) all Time- Based Awards held by the Executive on the Date of Termination shall vest and, if applicable, become exercisable with respect to a number of Company shares equal to the number of Company shares that are scheduled to vest on the next scheduled time-vesting date multiplied by the Pro-Ration Fraction, and all remaining Time-Based Awards (for the avoidance of doubt, not including any Equity Awards that were already vested prior to the Date of Termination) shall be forfeited on the Date of Termination, (iii) all Performance-Based Awards held by the Executive on the Date of Termination shall remain outstanding and eligible to vest and, if applicable, become exercisable, on the Performance Measurement Date in a number of Company shares based on the actual level of achievement of the performance targets as determined on the Performance Measurement Date, multiplied by the Pro-Ration Fraction, and all remaining Performance-Based Awards (for the avoidance of doubt, not including any Equity Awards that were already vested prior to the Date of Termination) shall be forfeited on the Performance Measurement Date and (iv) during the eighteen- (18-) month period beginning on the Date of Termination (such period, the “Continuation Period”), the Executive and the Executive’s eligible dependents, if applicable, shall be entitled to continued participation in the Company’s medical, health, disability and similar welfare benefit plans in which the Executive and the Executive’s eligible dependents, if applicable, were participating on the Date of Termination at the Company’s sole expense; provided that if such continued participation is not permitted under such plans, the Company shall provide to the Executive and the Executive’s eligible dependents, if applicable, substantially similar benefits during the Continuation Period; provided, further, that in order to receive such continued coverage, the Executive shall be required to pay to the Company at the same time that premium payments are due for the month an amount equal to the full monthly premium payments required for such coverage. The Company shall reimburse to the Executive monthly the Health Payment no later than the next payroll date of the Company that occurs after the date the premium for the month is paid by the Executive. In addition, on each date on which the monthly Health Payments are made, the Company shall pay to the Executive the Health Gross-Up Payment. The COBRA health continuation period under Section 4980B of the Code shall run concurrently with the period of continued health coverage following the termination date. The Health Payment paid to the Executive during the period of time during which the Executive would be entitled to continuation coverage under the Company’s group health plan under COBRA is intended to qualify for the exception from deferred compensation as a medical benefit provided in accordance with the requirements of Section 1.409A- 1(b)(9)(v)(B) of the Department of Treasury Regulations. The Health Payment and the Health Gross-up Payment shall be reimbursed to the Executive in a manner that complies with the requirements of Section 1.409A-3(i)(1)(iv) of the Department of Treasury Regulations.

5.3Qualifying Termination During a Change in Control Period. If the Executive experiences a Qualifying Termination during a Change in Control Period, then, in addition to the amounts set forth in Section 4.3, (i) the Company shall pay the Executive an amount equal to two (2)times the Annual Base Salary as in effect immediately prior to the Date of Termination (but prior to any reduction that constitutes Good Reason) payable in equal installments in accordance with the Company’s payroll practices (disregarding, however, any past or future changes in the Company’s payroll practices that would result in an impermissible change in the timing of payments under this provision for purposes of Section 409A), during the two (2)-year period beginning on the first payroll date that follows the thirtieth (30th) day following the Date of Termination, (ii) all Time-Based Awards that are held by the Executive on the Date of Termination shall, as of the Date of Termination, become fully vested and exercisable, (iii) all Performance-Based Awards held by the Executive on the Date of Termination shall, as of the Date of Termination, vest in the amount that would have vested had the applicable performance period been completed and maximum performance levels achieved; and (iv) during the two (2) year period beginning on the Date of Termination (such period, the “CIC Continuation Period”), the Executive and the Executive’s eligible dependents, if applicable, shall be entitled to continued participation in the Company’s medical, health, disability and similar welfare benefit plans in which the Executive and the Executive’s eligible dependents, if applicable, were participating on the Date of Termination at the Company’s sole expense; provided, that if such continued participation is not permitted under such plans, the Company shall provide to the Executive and the Executive’s eligible dependents, if applicable, substantially similar benefits during the CIC Continuation Period; provided, further, that in order to receive such continued coverage, the Executive shall be required to pay to the Company at the same time that premium payments are due for the month an amount equal to the full monthly premium payments required for such coverage. The Company shall reimburse to the Executive monthly the Health Payment no later than the next payroll date of the Company that occurs after the date the premium for the month is paid by the Executive. In addition, on each date on which the monthly Health Payments are made, the Company shall pay to the Executive the Health Gross-Up Payment. The COBRA health continuation period under Section 4980B of the Code shall run concurrently with the period of continued health coverage following the termination date. The Health Payment paid to the Executive during the period of time during which the Executive would be entitled to continuation coverage under the Company’s group health plan under COBRA is intended to qualify for the exception from deferred compensation as a medical benefit provided in accordance with the requirements of Section 1.409A-1(b)(9)(v)(B) of the Department of Treasury Regulations. The Health Payment and the Health Gross-up Payment shall be reimbursed to the Executive in a manner that complies with the requirements of Section 1.409A- 3(i)(1)(iv) of the Department of Treasury Regulations. If the Executive dies after the Executive becomes entitled to any payments pursuant to Section 4.3, Section 5.2 or this Section 5.3, any remaining unpaid amounts shall be paid, at the time and in the manner such payments otherwise would have been paid to the Executive, to such person as the Executive shall designate in a written notice to the Company (or, if no such person is designated, to the Executive’s estate).

5.4Section 409A. Notwithstanding any provision to the contrary in this Agreement, no cash payments or other benefits described in Sections 5.2 or 5.3 will be paid or made available to the Executive unless the Executive’s termination of employment constitutes a “separation from service” within the meaning of Section 1.409A-1(h) of the Department of Treasury Regulations, and unless, on or prior to the thirtieth (30th) day following the Date of Termination, (a) the Executive shall have executed a waiver and release of claims in the form attached as Exhibit B hereto, and (b) such release shall not have been revoked by the Executive prior to such thirtieth (30th) day. Notwithstanding any provision to the contrary in this Agreement, if the Executive is deemed at the time of the Executive’s separation from service to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code, to the extent delayed commencement of any portion of the termination benefits to which the Executive is entitled under this Agreement is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, then such portion of the Executive’s termination benefits shall not be provided to the Executive prior to the earlier of (i) the expiration of the six (6)-month period measured from the date of the Executive’s “separation from service” with the Company (as such term is defined in the Department of Treasury Regulations issued under Section 409A of the Code) or (ii) the date of the Executive’s death. Upon the expiration of the applicable deferral period under Section 409A(a)(2)(B)(i) of the Code, all payments deferred pursuant to Section 5.2 or 5.3 shall be paid in a lump sum to the Executive, and any remaining payments due under this Agreement shall be paid as otherwise provided herein. For the avoidance of doubt, no payments or benefits shall be payable under Section 5.2 or 5.3 in the event of the Executive’s termination of employment due to expiration of the Term under Section 2.2.

5.5Survival. The expiration or termination of the Term shall not impair the rights or obligations of any party hereto that shall have accrued prior to such expiration or termination or that by their express terms survive the expiration or termination of the Term.

ARTICLE VI.
NON-COMPETITION; NON-SOLICITATION

6.1Non-Competition Obligation. The Executive shall not, at any time during the period commencing on the Effective Date and ending on the second (2nd) anniversary of the Date of Termination (the “Restricted Period”), directly or indirectly, enter the employ of, or render any services to, any Person engaged in any business in North America or anywhere in the world in which the Company conducts business as of the Date of Termination (a) which derives more than fifteen percent (15%) of its consolidated revenues from the marketing or distribution of products sold by the Company, (b) which participates in the manufacturing or design of modular or component shelving or drawer systems or other material products of Elfa International AB and its subsidiaries, or (c) which, as of the Date of Termination, the Board (including any committee thereof) or senior management of the Company has taken active steps to engage in or acquire (any such business, a “Competitive Business”); and the Executive shall not become interested in any such Competitive Business, directly or indirectly, as an individual, partner, shareholder, director, officer, principal, agent, employee, trustee, consultant, or in any other relationship or capacity; provided, that nothing contained in this Section 6.1 shall be deemed to prohibit the Executive from working for another retail organization, provided, further, that the Executive is not engaged in any aspect of the business of such retail organization (including, but not limited to, starting any division or other segment of such retail organization in a Competitive Business), whether in a supervisory, consultative or other capacity, relating to a Competitive Business. For the avoidance of doubt, the Executive’s position as a senior executive officer of a retail organization, of which a Competitive Business is an immaterial aspect of its general retail business, shall not be prohibited by, or constitute a violation of, the terms of this Section 6.1; provided that the Executive does not participate in any day-to-day operations or in any strategic or other decisions relating to the conduct of such retail organization as it relates to a Competitive Business and, to the extent necessary, has delegated such responsibilities to other management personnel of such retail organization. It is expressly agreed that nothing contained in this Section 6.1 shall be deemed to prohibit the Executive from acquiring, solely as an investment, up to five percent (5%) of the outstanding shares of capital stock of any public corporation or working for a retail organization, provided that the Executive is not, directly or indirectly, engaged in a business relating to a Competitive Business.

6.2Non-Solicitation Obligation. The Executive shall not, at any time during the Restricted Period, for the Executive’s benefit or for the benefit of any other Person, solicit the employment or services of, or hire (or cause any Person to so solicit or hire), any person who upon the termination of the Executive’s employment hereunder, or within twelve (12) months prior thereto, was (a) employed by the Company or (b) a consultant to the Company. The restrictions in this Section 6.2 shall not apply to (i) general solicitations that are not specifically directed to employees of or consultants to the Company, (ii) at the request of a former employee, serving as an employment reference for such former employee or (iii) solicitations or hirings of former employees of the Company whose employment was terminated by the Company without “Cause” or who terminated their employment for “Good Reason” (as such terms are defined in the applicable employment agreement or, in the absence of such an agreement, as determined by a majority of the Board in its good faith discretion).

6.3Definition. As used in this Article VI, the term “Company” shall include the Company (as defined in the preamble hereof) and any of its direct or indirect subsidiaries.

6.4Amendment. The provisions contained in Sections 6.1 and 6.2 may be altered and/or waived only with the prior written consent of a majority of the Board or the Compensation Committee.

ARTICLE VII.
NONDISCLOSURE OF PROPRIETARY INFORMATION

7.1Nondisclosure. Except as required in the faithful performance of the Executive’s duties hereunder or pursuant to Section 7.3, the Executive shall, during the Term and after the Date of Termination, maintain in confidence and shall not directly or indirectly, use, disseminate, disclose or publish, or use for the Executive’s benefit or the benefit of any Person, any confidential or proprietary information or trade secrets of or relating to the Company, including, without limitation, information with respect to the Company’s operations, processes, protocols, products, inventions, business practices, finances, principals, vendors, suppliers, customers, potential customers, marketing methods, costs, prices, contractual relationships, regulatory status, compensation paid to employees or other terms of employment (“Proprietary Information”), or deliver to any Person any document, record, notebook, computer program or similar repository of or containing any such Proprietary Information. The Executive’s obligation to maintain and not use, disseminate, disclose or publish, or use for the Executive’s benefit or the benefit of any Person any Proprietary Information after the Date of Termination shall continue so long as such Proprietary Information is not, or has not by legitimate means become, generally known and in the public domain (other than by means of the Executive’s direct or indirect disclosure of such Proprietary Information) and continues to be maintained as Proprietary Information by the Company. The parties hereby stipulate and agree that as between them, the Proprietary Information identified herein is important, material and affects the successful conduct of the businesses of the Company (and any successor or assignee of the Company).

7.2Return of Proprietary Information. Upon termination of the Executive’s employment with the Company for any reason, the Executive shall promptly deliver to the Company all Proprietary Information in the Executive’s possession, including without limitation all correspondence, drawings, manuals, letters, notes, notebooks, reports, programs, plans, proposals, financial documents, or any other documents concerning the Company’s customers, business plans, marketing strategies, products or processes. Notwithstanding anything to the contrary in this Section 7.2 or in Section 7.1, the Executive shall be entitled to retain and disclose to the Executive’s counsel, financial or other professional advisors and to the Executive’s immediate family (provided that such advisors and family members agree to the restrictions in Section 7.1 with respect to such information): (a) information showing the Executive’s equity awards or other compensation or relating to expense reimbursements, (b) copies of employee benefit and compensation plans, programs, agreements and other arrangements of the Company in which the Executive was a participant or covered and (c) compensation information that the Executive reasonably believes the Executive requires for the Executive’s personal tax preparation.

7.3Response to Legal Process; Contents of Book. Notwithstanding Section 7.1, (a) the Executive may respond to a lawful and valid subpoena or other legal process relating to the Company or its business or operations; provided that the Executive shall: (i) give the Company the earliest possible notice thereof; (ii) as far in advance of the return date as possible, at the Company’s sole cost and expense, make available to the Company and its counsel the documents and other information sought; and (iii) at the Company’s sole cost and expense, assist such counsel in resisting or otherwise responding to such process and (b) the Executive’s reporting of possible violations of federal law or regulation to any governmental agency or entity in accordance with the provisions of and rules promulgated under Section 21F of the Securities Exchange Act of 1934 or Section 806 of the Sarbanes-Oxley Act of 2002, or any other whistleblower protection provisions of state or federal law or regulation shall not violate or constitute a breach of this Agreement.

7.4Non-Disparagement.

(a)The Executive agrees not to disparage the Company, any of its products or practices, or any of its directors, officers, agents, representatives, members or Affiliates, either orally or in writing, at any time; provided that the Executive may confer in confidence with the Executive’s legal representatives and make truthful statements as required by law.

(b)The Company agrees to instruct the members of the Board and the executive officers of the Company not to disparage the Executive, either orally or in writing, at any time; provided that the Company may confer in confidence with its legal representatives and make truthful statements as required by law.

7.5Company Definition. As used in this Article VII, the term “Company” shall include the Company (as defined in the preamble hereof), its parent, related entities, and any of its direct or indirect subsidiaries.

7.6Exceptions. The Executive acknowledges that the Company has provided the Executive with the following notice of immunity rights in compliance with the requirements of the Defend Trade Secrets Act of 2016: (i) the Executive shall not be held criminally or civilly liable under any U.S. federal or state trade secret law for the disclosure of Proprietary Information that is made in confidence to a U.S. federal, state or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law; (ii) the Executive shall not be held criminally or civilly liable under any U.S. federal or state trade secret law for the disclosure of Proprietary Information that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; and (iii) if the Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, the Executive may disclose the Proprietary Information to the Executive’s attorney and use the Proprietary Information in the court proceeding, if the Executive files any document containing the Proprietary Information under seal, and does not disclose the Proprietary Information, except pursuant to court order. However, under no circumstance will the Executive be authorized to disclose any information covered by attorney-client privilege or attorney work product of the Company without prior written consent of the Company’s General Counsel or other officer designated by the Company.

ARTICLE VIII.
REMEDIES

8.1Acknowledgement; Blue Pencil. The Executive acknowledges and agrees that the benefits and payments provided under this Agreement represent adequate consideration for the Executive’s agreement to be bound by the restrictive covenants set forth in Articles VI and VII, and that the Executive’s agreement to be bound by such restrictive covenants is a material inducement to the Company’s entering into this Agreement. In the event, however, that any restrictive covenant set forth in Articles VI or VII shall be determined by any court of competent jurisdiction to be unenforceable by reason of its extending for too great a period of time or over too great a geographical area or by reason of its being too extensive in any other respect, it is the intention of the Executive and Company that it will be interpreted to extend only over the maximum period of time for which it may be enforceable, and/or over the maximum geographical area as to which it may be enforceable and/or to the maximum extent in all other respects as to which it may be enforceable, all as determined by such court in such action.

8.2Injunctive Relief. The Executive acknowledges and agrees that a breach of the covenants contained in Articles VI or VII will cause irreparable damage to Company and its goodwill, the exact amount of which will be difficult or impossible to ascertain, and that the remedies at law for any such breach will be inadequate. Accordingly, the Executive agrees that in the event of a breach of any of the covenants contained in Articles VI or VII, in addition to any other remedy which may be available at law or in equity, the Company will be entitled to specific performance and injunctive relief without any requirement to post a bond. The Company acknowledges and agrees that a breach of the covenants contained in Section 7.4(b) will cause irreparable damage to the Executive, the exact amount of which will be difficult or impossible to ascertain, and that the remedies at law for any such breach will be inadequate. Accordingly, the Company agrees that in the event of a breach of any of the covenants contained in Section 7.4(b), in addition to any other remedy which may be available at law or in equity, the Executive will be entitled to specific performance and injunctive relief without any requirement to post a bond.

ARTICLE IX.
MISCELLANEOUS

9.1Assignment. The Company may assign its rights and obligations under this Agreement to any entity, including any successor to all or substantially all the assets of the Company, by merger or otherwise. The Executive may not assign the Executive’s rights or obligations under this Agreement to any individual or entity. This Agreement shall be binding upon and inure to the benefit of the Company, the Executive and their respective successors, assigns, personnel and legal representatives, executors, administrators, heirs, distributees, devisees, and legatees, as applicable.

9.2Governing Law. This Agreement shall be governed, construed, interpreted and enforced in accordance with the substantive laws of the State of New York, without reference to the principles of conflicts of law of New York or any other jurisdiction, and where applicable, the laws of the United States.

9.3Notices. Any notice, request, claim, demand, document and other communication hereunder to any party shall be effective upon receipt (or refusal of receipt) and shall be in writing and delivered personally or sent by telex, telecopy, or certified or registered mail, postage prepaid, as follows:

(a)If to the Company:

The Container Store Group, Inc.
500 Freeport Parkway
Coppell, TX 75019
ATTN: General Counsel

with a copy to:

Latham & Watkins LLP
885 Third Avenue
Suite 1000
New York, NY 10022
ATTN: Howard Sobel; Bradd Williamson

(b)If to the Executive, to the address set forth in the Company’s records or at any other address as any party shall have specified by notice in writing to the other party.

9.4Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same agreement.

9.5Entire Agreement. As of the Effective Date, the terms of this Agreement and the other agreements and instruments contemplated hereby or referred to herein are intended by the parties to be the final expression of their agreement with respect to the employment of the Executive by the Company and may not be contradicted by evidence of (and supersede) any prior or contemporaneous agreement (including without limitation any term sheet or similar agreement entered into between the Company and the Executive). The parties further intend that this Agreement shall constitute the complete and exclusive statement of their terms and that no extrinsic evidence whatsoever may be introduced in any judicial, administrative, or other legal proceeding to vary the terms of this Agreement.

9.6Amendments; Waivers. This Agreement may not be modified, amended, or terminated except by an instrument in writing, signed by the Executive and a duly authorized officer of Company and approved by a majority of the Board, which expressly identifies the amended provision of this Agreement. By an instrument in writing similarly executed and approved by a majority of the Board, the Executive or a duly authorized officer of the Company may waive compliance by the other party or parties with any provision of this Agreement that such other party was or is obligated to comply with or perform, provided, that such waiver shall not operate as a waiver of, or estoppel with respect to, any other or subsequent failure to comply or conform. No failure to exercise and no delay in exercising any right, remedy, or power hereunder shall preclude any other or further exercise of any other right, remedy, or power provided herein or by law or in equity.

9.7No Inconsistent Action. The parties hereto shall not voluntarily undertake or fail to undertake any action or course of action inconsistent with the provisions or essential intent of this Agreement. Furthermore, it is the intent of the parties hereto to act in a fair and reasonable manner with respect to the interpretation and application of the provisions of this Agreement.

9.8Construction. This Agreement shall be deemed drafted equally by both the parties. Its language shall be construed as a whole and according to its fair meaning. Any presumption or principle that the language is to be construed against any party shall not apply. The headings in this Agreement are only for convenience and are not intended to affect construction or interpretation. Any references to paragraphs, subparagraphs, sections or subsections are to those parts of this Agreement, unless the context clearly indicates to the contrary. Also, unless the context clearly indicates to the contrary: (a) the plural includes the singular and the singular includes the plural; (b) “and” and “or” are each used both conjunctively and disjunctively; (c) “any,” “all,” “each,” or “every” means “any and all,” and “each and every”; (d) “includes” and “including” are each “without limitation”; (e) “herein,” “hereof,” “hereunder” and other similar compounds of the word “here” refer to the entire Agreement and not to any particular paragraph, subparagraph, section or subsection; and (f) all pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural as the identity of the entities or persons referred to may require.

9.9Arbitration. Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration, conducted before an arbitrator in New York, New York in accordance with the Employment Arbitration Rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitration award in any court having jurisdiction. Notwithstanding the foregoing, (a) the Company shall be entitled to seek a restraining order or injunction in any court of competent jurisdiction to prevent any continuation of any violation of the provisions of Articles VI or VII of this Agreement and the Executive hereby consents that such restraining order or injunction may be granted without requiring the Company to post a bond, and (b) the Executive shall be entitled to seek a restraining order or injunction in any court of competent jurisdiction to prevent any continuation of any violation of the provisions of Section 7.4(b) of this Agreement and the Company hereby consents that such restraining order or injunction may be granted without requiring the Executive to post a bond. Only individuals who are: (i) lawyers engaged full-time in the practice of law and (ii) on the AAA register of arbitrators shall be selected as an arbitrator. Within twenty (20) days of the conclusion of the arbitration hearing, the arbitrator shall prepare written findings of fact and conclusions of law. It is mutually agreed that the written decision of the arbitrator shall be valid, binding, final and non-appealable, provided, that the parties hereto agree that the arbitrator shall not be empowered to award punitive damages against any party to such arbitration. The arbitrator shall require the non-prevailing party to pay the arbitrator’s full fees and expenses or, if in the arbitrator’s opinion there is no prevailing party, the arbitrator’s fees and expenses shall be borne equally by the parties thereto. In the event action is brought to enforce the provisions of this Agreement pursuant to this Section 9.9, the non-prevailing parties shall be required to pay the reasonable attorney’s fees and expenses of the prevailing parties, except that if in the opinion of the court or arbitrator deciding such action there is no prevailing party, each party shall pay its own attorney’s fees and expenses.

9.10Enforcement. In the event any provision of this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect: (a) such provision shall be fully severable; (b) this Agreement shall be construed and enforced as if such invalid, illegal or unenforceable provision had never comprised a portion of this Agreement; and (c) the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by such invalid, illegal or unenforceable provision or by its severance from this Agreement. Furthermore, in lieu of such invalid, illegal or unenforceable provision, there shall be added automatically as part of this Agreement a provision as similar in substance to such invalid, illegal or unenforceable provision as may be possible and be valid, legal and enforceable.

9.11Withholding. The Company shall be entitled to withhold from any amounts payable under this Agreement any federal, state, local or foreign withholding or other taxes or charges which the Company is required to withhold. The Company shall be entitled to rely on an opinion of counsel if any questions as to the amount or requirement of withholding shall arise.

9.12Employee Acknowledgment. The Executive acknowledges that he has read and understands this Agreement, is fully aware of its legal effect, has not acted in reliance upon any representations or promises made by the Company other than those contained in writing herein, and has entered into this Agreement freely based on the Executive’s own judgment.

9.13Section 409A.

(a)To the extent applicable, this Agreement shall be interpreted in accordance with Section 409A. Notwithstanding any provision of this Agreement to the contrary, in the event that a majority of the Board determines that any amounts payable pursuant to this Agreement may be subject to Section 409A, the Company may adopt such amendments to this Agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Company determines are necessary or appropriate to: (i) exempt such payments from Section 409A and/or preserve the intended tax treatment of the benefits provided with respect to such payments or (ii) comply with the requirements of Section 409A and thereby avoid the application of penalty taxes under Section 409A; provided that no such amendments, policies, procedures or actions shall reduce the economic value to the Executive of this Agreement from the value of this Agreement (without taking into account the effect of Section 409A) prior to the adoption or taking of such amendments, policies, procedures or actions. No provision of this Agreement shall be interpreted or construed to transfer any liability for failure to comply with the requirements of Section 409A from the Executive or any other individual to the Company or any of its Affiliates, employees or agents.

(b)To the extent that any installment payments under this Agreement are deemed to constitute “nonqualified deferred compensation” within the meaning of Section 409A, for purposes of Section 409A (including, without limitation, for purposes of Section 1.409A- 2(b)(2)(iii) of the Department of Treasury Regulations), each such payment that the Executive may be eligible to receive under this Agreement shall be treated as a separate and distinct payment.

(c)To the extent that any reimbursements or corresponding in-kind benefits provided to the Executive under this Agreement (including, without limitation, the Health Payment and the Health Gross-Up Payment) are deemed to constitute “deferred compensation” within the meaning of Section 409A to the Executive, such amounts shall be paid or reimbursed reasonably promptly, but not later than December 31 of the year following the year in which the expense was incurred, and in any event in accordance with Section 1.409A-3(i)(1)(iv) of the Department of Treasury Regulations. The amount of any such payments or expense reimbursements in one calendar year shall not affect the expenses or in-kind benefits eligible for payment or reimbursement in any other calendar year, other than an arrangement providing for the reimbursement of medical expenses referred to in Section 105(b) of the Code, and the

Executive’s right to such payments or reimbursement of any such expenses shall not be subject to liquidation or exchange for any other benefit.

9.14Cooperation. During the Term hereof and thereafter, the Executive shall cooperate with the Company in any disputes with third parties, internal investigations or administrative, regulatory or judicial proceedings as reasonably requested by the Company and at the Company’s sole cost and expense (including, without limitation, the Executive being available to the Company upon reasonable notice for interviews and factual investigations, at times and on schedules that are reasonably consistent with the Executive’s other permitted activities and commitments).

9.15Indemnification. To the maximum extent allowed under applicable law and the Company’s By-Laws and other corporate organizational documents, in the event that the Executive is a party to any threatened, pending or completed action, suit or proceeding (other than any action, suit or proceeding arising under or related to this Agreement or any other compensation agreement), whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, the Company shall indemnify the Executive and hold the Executive harmless against all expenses (including reasonable and documented attorneys’ fees and costs incurred by the Executive), judgments, fines and amounts paid in settlement (subject to the Company’s consent, with such consent not to be unreasonably withheld) actually and reasonably incurred by the Executive, as and when incurred, in connection with such action, suit or proceeding; provided that the Executive acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the Executive’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the Executive did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Company, or that, with respect to any criminal action or proceeding, the Executive had reasonable cause to believe that the Executive’s conduct was unlawful. The provisions of this Section 9.15 shall not be deemed exclusive of any other rights of indemnification to which the Executive may be entitled or which may be granted to the Executive, and it shall be in addition to any rights of indemnification to which he may be entitled under any policy of insurance. These provisions shall continue in effect after the Executive has ceased to be an officer or director of the Company.

9.16No Mitigation. The Executive shall have no obligation to mitigate any payments due hereunder.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

/s/ Satish Malhotra
THE CONTAINER STORE GROUP, INC.

	By:	/s/ Satish Malhotra
		Name:	Satish Malhotra
		Title:	Chief Executive Officer

[Employment Agreement with Dhritiman Saha]

EXECUTIVE

By:	/s/ Dhritiman Saha
Dhritiman Saha

[Employment Agreement with Dhritiman Saha]

EXHIBIT A

Terms of 2021 Fiscal Year Annual Equity Award

Grant Date	Same date on which awards are granted to other senior executives in respect of the 2021 Fiscal Year
Target Grant Date Fair Value	$297,500
Mix of Time and Performance	35% Time Awards 65% Performance Awards
Time Award Vesting Schedule	Subject to continued employment, 1/3rd per year on each anniversary of the grant date
Performance Awards

Subject to attainment of pre-established performance goals over a one-year performance period

•

Metrics are expected to be adjusted EBITDA and total sales

•

Performance targets shall be determined by the Board (or appropriate committee) in or prior to the performance period, centered around the budget set by management

•

If the percentile level of achievement of a performance target is between two levels, the amount earned shall be determined on the basis of a straight-line interpolation between such levels

•Max payout is 130% of target

Shall otherwise vest 1/3rd per year on each anniversary of the grant date, subject to continued employment

EXHIBIT B

Form of Release Agreement

Dhritiman Saha (the “Executive”) agrees for the Executive, the Executive’s spouse and child or children (if any), the Executive’s heirs, beneficiaries, devisees, executors, administrators, attorneys, personal representatives, successors and assigns, hereby forever to release, discharge, and covenant not to sue The Container Store Group, Inc., a Delaware corporation (the “Company”), the Company’s past, present, or future parent, affiliated, related, and/or subsidiary entities, and all of their past and present directors, shareholders, officers, general or limited partners, employees, agents, and attorneys, and agents and representatives of such entities, and employee benefit plans in which the Executive is or has been a participant by virtue of the Executive’s employment with the Company, from any and all claims, debts, demands, accounts, judgments, rights, causes of action, equitable relief, damages, costs, charges, complaints, obligations, promises, agreements, controversies, suits, expenses, compensation, responsibility and liability of every kind and character whatsoever (including attorneys’ fees and costs), whether in law or equity, known or unknown, asserted or unasserted, suspected or unsuspected, which the Executive has or may have had against such entities based on any events or circumstances arising or occurring on or prior to the date this release (the “Release”) is executed, arising directly or indirectly out of, relating to, or in any other way involving in any manner whatsoever, (a) the Executive’s employment with the Company or the termination thereof or (b) the Executive’s status as a holder of any securities of the Company based on any events or circumstances arising or occurring on or prior to the date this Release is executed, and any and all claims based on, relating to, or arising under federal, state, or local laws, including without limitation claims of discrimination, harassment, retaliation, wrongful discharge, breach of express or implied contract, fraud, misrepresentation, defamation, liability in tort, or for violation of public policy, claims of any kind that may be brought in any court or administrative agency, any claims arising under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Fair Labor Standards Act, the Employee Retirement Income Security Act, the Family and Medical Leave Act, the Securities Act of 1933, the Securities Exchange Act of 1934 (the “Exchange Act”), the Texas Commission on Human Rights Act, the Texas Anti-Retaliation Act, the Texas Labor Code, the Sarbanes-Oxley Act, and similar state or local statutes, ordinances, and regulations; provided, however, notwithstanding anything to the contrary set forth herein, that this general release shall not extend to (i) benefit claims under employee pension benefit plans in which the Executive is a participant by virtue of the Executive’s employment with the Company or to benefit claims under employee welfare benefit plans (e.g., claims for medical care, death, or onset of disability), (ii) accrued and vested benefits under applicable employee benefit plans, or the Executive’s right to continue or convert coverage under certain employee benefit plans, in accordance with the terms of those plans and applicable law; (iii) any obligation under this Release, or under that Employment Agreement entered into on and effective as of April [ ], 2021, by and between the Company and the Executive, assumed by any party thereto; and (iv) reporting possible violations of federal law or regulation to, otherwise communicating with or participating in any investigation or proceeding that may be conducted by, or providing documents and other information, without notice to the Company, to, any federal, state or local governmental authority, including in accordance with the provisions of and rules promulgated under Section 21F of the Exchange Act or Section 806 of the Sarbanes-Oxley Act, as each may have been amended from time to time, or any other whistleblower protection provisions of state or federal law or regulation. Pursuant to 18 USC Section 1833(b), the Executive will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made: (x) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (y) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

The Executive understands that this Release includes a release of claims arising under the Age Discrimination in Employment Act (ADEA). The Executive understands and warrants that he has been given a period of twenty-one (21) days to review and consider this Release and such period shall not be affected or extended by any changes, whether material or immaterial, that might be made to this Release. The Executive is hereby advised to consult with an attorney prior to executing the Release. By the Executive’s signature below, the Executive warrants that he has had the opportunity to do so and to be fully and fairly advised by that legal counsel as to the terms of this Release. The Executive further warrants that he understands that he may use as much or all of his twenty-one (21)-day period as he wishes before signing, and warrants that he has done so.

The Executive further warrants that he understands that he has seven (7) days after signing this Release to revoke the Release by notice in writing to John Marazio at jmarazio@containerstore.com. This Release shall be binding, effective, and enforceable upon both parties upon the expiration of this seven (7)-day revocation period without John Marazio having received such revocation, but not before such time.

* * * * *

The Executive acknowledges and agrees that this Release is a legally binding document and the Executive’s signature will commit the Executive to its terms. The Executive acknowledges and agrees that the Executive has carefully read and fully understands all of the provisions of this Release and that the Executive voluntarily enters into this Release by signing below. Upon execution, the Executive agrees to deliver a signed copy of this Release to _John Marazio.

Dhritiman Saha

Date: